UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 29, 2013

HARVARD BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33957	04-3306140
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 893-8999

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On March 29, 2013, Harvard Bioscience, Inc. (the “Company”) entered into a Second Amended and Restated Revolving Credit Agreement (the “Credit Agreement”) with the lenders from time to time party thereto, including Bank of America, N.A. (“Administrative Agent”) and Brown Brothers Harriman & Co. (a “Lender”), pertaining to an amended and restated credit facility in an aggregate principal amount of up to $50 million. The Credit Agreement amends and restates the Amended and Restated Revolving Credit Loan Agreement dated as of August 7, 2009 by and among the Company, the Lender and the Administrative Agent. The purpose of the Credit Agreement is to convert the Company’s existing outstanding revolving advances into a term loan in the principal amount of $15 million (the “Term Loan”), provide a revolving credit facility in the maximum principal amount of $25 million (“Revolving Line”), provide a delayed draw term loan of up to $15 million (the “DDTL”) to fund capital contributions to the Company’s subsidiary, Harvard Apparatus Regenerative Technology, Inc., or HART, and secure the payment and performance of the obligations of the Company as provided therein. The Revolving Line, Term Loan and DDTL are collectively referred to herein as the “Loans” and have a maturity date of March 29, 2016, March 29, 2018, and March 29, 2018, respectively.

Borrowings under the Term Loan and the DDTL shall bear interest at a rate based on either the effective London Interbank Offered Rate (LIBOR) for certain interest periods selected by the Company, or a daily floating rate based on the BBA LIBOR as published by Reuters (or other commercially available source providing quotations of BBA LIBOR, plus in either case, a margin of 3.0%. The Revolving Line shall bear interest at a rate based on either the effective LIBOR for certain interest periods selected by the Company, or a daily floating rate based on the BBA LIBOR, plus in either case, a margin of 2.5%. The Company will be required to fix the rate of interest on at least 50% of the Term Loan and the DDTL through the purchase of an interest rate swap. The Term Loan and DDTL each have interest payments due at the end of the applicable LIBOR period, or monthly with respect to BBA LIBOR borrowings, and principal payments due quarterly. The Revolving Line has interest payments due at the end of the applicable LIBOR period, or monthly with respect to BBA LIBOR borrowings.

The Loans are guaranteed by all of the Company’s direct and indirect domestic subsidiaries, excluding HART, and secured by substantially all of the assets of the Company and the guarantors. The Loans are subject to restrictive covenants under the Credit Agreement, and financial covenants that require the Company and its subsidiaries to maintain certain financial ratios on a consolidated basis, including a maximum leverage, minimum fixed charge coverage and minimum working capital. Prepayment of the Loans are allowed by the Credit Agreement at any time during the terms of the Loans.

If, among other things, the Company is not in compliance with the covenants under the Credit Agreement, is in breach in any material respect of any representation or warranty in the Credit Agreement, defaults in any payment due from the Loans or any other indebtedness, fails to discharge within a specified time period a judgment against the Company that is reasonably likely to have a material adverse affect on the Company or ceases to be solvent or if certain other bankruptcy events occur, then the Administrative Agent may declare all of the amounts drawn immediately due and payable.

The Credit Agreement contains usual and customary representations and warranties that the parties to such agreements made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of such agreement between the parties, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the terms of such agreement. Moreover, the representations and warranties are subject to a contractual standard of materiality that may be different from what may be viewed as material to shareholders, and the representations and warranties may have been used for the purpose of allocating risk between the parties rather than establishing matters as facts.

The foregoing summary is qualified in its entirety by reference to the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into Items 1.01 and 2.03 of this Current Report on 8-K. The Credit Agreement has been included to provide investors and shareholders with information regarding its terms. They are not intended to provide any other factual information about the Company or any of the other parties thereto. Investors should read these agreements together with the other information concerning the Company that the Company publicly files in reports and statements with the Securities and Exchange Commission.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01, which is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
10.1	Second Amended and Restated Revolving Credit Agreement, dated as of March 29, 2013, by and among Harvard Bioscience, Inc. and the Lenders from time to time party thereto, including Bank of America, N.A. and Brown Brothers Harriman & Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVARD BIOSCIENCE, INC.

Date: April 3, 2013	By:	/s/ Chane Graziano
Chane Graziano
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Title
10.1	Second Amended and Restated Revolving Credit Agreement, dated as of March 29, 2013, by and among Harvard Bioscience, Inc. and the Lenders from time to time party thereto, including Bank of America, N.A. and Brown Brothers Harriman & Co.

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